EXHIBIT 10.1

Basanite, Inc.

2041 NW 15TH Avenue, Pompano Beach, FL 33069

December 10, 2021

Re: Offer Letter – Basanite Inc. Board of Directors

Dear ______________:

Basanite, Inc., a Nevada corporation (the “Company”), is pleased to offer you a director position on the Company’s Board of Directors (the “Board”), subject to the terms and conditions of this letter agreement (this “Agreement”).

1.  Term. Upon your appointment to the Board, which will be approved by the Board promptly following the mutual execution by the parties of this Agreement, your term as director shall continue until the earlier of your death, disability, removal from office or resignation. Your position on the Board shall be up for re-nomination and re-election each year at the Company’s annual shareholder’s meeting in accordance with the Company’s by-laws (as amended and/or restated from time to time) (the “by-laws”), and the terms and provisions of this Agreement shall remain in full force and effect until you no longer serve on the Board for any reason (except for the provisions of this Agreement which expressly survive termination).

2.  Services. You shall render services as a member of the Board, as well as a member of the any Board committee to which you may be assigned by the Board (hereinafter your “Duties”). You acknowledge that to the extent you do not qualify as an “independent director” (as defined under applicable rules and regulations), your ability to participate on Board committees will be limited. As part of your Duties, you shall attend and participate in all meetings of the Board and of the committee(s) of which you are a member as called in accordance with the terms of the Company’s by-laws and/or the committee charters. You may attend and participate at each such meeting via teleconference, video conference or in person. You shall consult with the other members of the Board and committee(s) regularly and as reasonably necessary via telephone, electronic mail or other reasonable forms of correspondence. At all times, you shall exercise in good faith and adhere to all applicable fiduciary duties and other federal, state, stock exchange and other laws, rules and regulations, as well as any Company policies applicable to you (including, without limitation, any insider trading policy, communications policy and code of ethics).

3.  Services for Others. While a member of the Board, you will be free to perform services for other persons or entities; provided, however, that you agree that you do not presently perform and do not intend to perform, during your service on the Board, similar Duties, consulting or other services for companies whose businesses are or would be, in any way, directly competitive with the Company. Should you propose to perform similar Duties, consulting or other services for any such company, you agree to notify the Company in writing in advance (specifying the name of the organization for whom you propose to perform such services) and to provide information to the Company sufficient to allow the Board to determine if the performance of such services would conflict with areas of interest to the Company.

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4.  Compensation. In consideration for your service as a member of the Board, you shall receive a compensation package with a value of $80,000 per year (the “Compensation Amount”). Unless the Board or the compensation committee thereof shall approve otherwise, until such time as the Company is cash-flow positive for four (4) consecutive quarters (as indicated in the Company’s publicly-filed financial statements) (“Cash Flow Positive”), the Compensation Amount shall be paid solely in the form of shares of Company common stock, options to purchase Company common stock, and/or restricted share units of Company common stock (collectively, “Company Equity”), in each case as determined by the Board or the compensation committee thereof. Such Company Equity compensation shall be issued annually and will be subject to a one-year vesting period. After the Company is Cash Flow Positive, the Compensation Amount shall be paid in a mix of cash and Company Equity, it being currently contemplated that the cash portion will be $45,000 and the Company Equity portion will be $35,000. Should you serve on any committee of the Board, you will also be entitled to receive prevailing compensation for such committee service as determined by the Board or the compensation committee thereof from time to time. The Company also agrees to reimburse all of your documented and pre-approved travel, hotel, car rental, meals and other reasonable expenses relating to your attendance at meetings of the Board.

You acknowledge that your compensation as a director in future periods is subject to the determination of the Board or the compensation committee thereof and may differ in future periods based on the determination of the Board or the compensation committee thereof; provided that in all instances, your compensation for service on the Board shall be on par with other similarly situated directors of the Company.

5.  D&O Insurance Policy. You shall be included as an insured under such directors’ and officers’ liability insurance (the “D&O Insurance”) that the Company, at its sole discretion, maintains in an amount in coverage and with a carrier as determined in the Board’s discretion; provided, however, that the foregoing shall not be construed as obligating the Company to maintain any directors’ and officers’ liability insurance.

6.  No Assignment. Because of the personal nature of the services to be rendered by you, this Agreement may not be assigned by you without the prior written consent of the Company.

7.  Confidential Information; Non-Disclosure. In consideration of your access to the premises of the Company and/or you access to certain Confidential Information of the Company (as defined below), in connection with your business relationship with the Company, you hereby represent and agree as follows:

a.	Definition. For purposes of this Agreement the term “Confidential Information” means:

i.	Any information which the Company possesses that has been created, discovered or developed in whole or in part by or for the Company, and which has or could have commercial value or utility in the business in which the Company is engaged; or

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ii.	Any information which is related to the business of the Company and is generally not known by non-Company personnel.

iii.	By way of illustration, but not limitation, Confidential Information includes trade secrets and any information concerning products, processes, formulas, designs, inventions (whether or not patentable or registrable under copyright or similar laws, and whether or not reduced to practice), discoveries, concepts, ideas, improvements, techniques, methods, research, development and test results, specifications, data, know-how, software, formats, marketing plans and analyses, business plans and analyses, strategies, forecasts, customer and supplier identities, contracts and agreements, accounting information, information about the Company’s financial results of operations, and other information which would a director of a publicly-traded company would reasonably be expect to keep confidential.

b.	Exclusions. Notwithstanding the foregoing, the term Confidential Information shall not include:

i.	Any information which becomes generally available to the public other than as a result of your breach of the confidentiality portions of this Agreement, or any other agreement requiring confidentiality between the Company and you;

ii.	Information received from a third party in rightful possession of such information who is not restricted from disclosing such information; and

iii.	Information known by you prior to receipt of such information from the Company, which prior knowledge can be documented and which prior knowledge was not obtained in breach of any duty to the Company

c.  Documents. You agree that, without the express written consent of the Company, you will not (except in direct relation to the performance of your Duties and in the best interest of the Company) remove from the Company’s premises or otherwise keep or store electronically, any notes, formulas, programs, data, records, machines or any other documents, data or information which in any manner contain or constitute Confidential Information, nor will you make reproductions or copies of same. You shall promptly return any such documents or items, along with any reproductions or copies to the Company upon the Company’s demand or at such time as you no longer serve on the Board.

d.  No Disclosure and Use. You agree that you will hold in trust and confidence all Confidential Information and will not disclose to any person or entity, directly or indirectly, any Confidential Information or anything relating to such information without the prior written consent of the Company, except in good faith as may be necessary in the course of the performance of your Duties and in the best interests of the Company. You further agree that you will not use, directly or indirectly, any Confidential Information without the prior written consent of the Company, except in good faith as may be necessary in the course of the performance of your Duties and in the best interests of the Company.

This Section 7 shall survive termination of this Agreement.

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8.  Entire Agreement; Amendment; Waiver. This Agreement expresses the entire understanding with respect to the subject matter hereof and supersedes and terminates any prior oral or written agreements with respect to the subject matter hereof. Any term of this Agreement may be amended and observance of any term of this Agreement may be waived only with the written consent of the parties hereto. Waiver of any term or condition of this Agreement by any party shall not be construed as a waiver of any subsequent breach or failure of the same term or condition or waiver of any other term or condition of this Agreement. The failure of any party at any time to require performance by any other party of any provision of this Agreement shall not affect the right of any such party to require future performance of such provision or any other provision of this Agreement.

9.  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Nevada applicable to contracts made and to be performed in such state without giving effect to the principles of conflicts of laws.

The Agreement has been executed and delivered by the undersigned and is made effective as of the date set first set forth above.

Sincerely,

BASANITE, INC.

By:
Michael V. Barbera
Chairman of the Board

AGREED AND ACCEPTED:

_____________________________

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